THE STANLEY WORKS AND SUBSIDIARIES
BUSINESS SEGMENT TRENDS
AS RECAST AT JUNE 2008 PRIMARILY FOR CST/BERGER
(Unaudited, Millions of Dollars Except Per Share Amounts)

			Segment Profit	Diluted Earnings Per Share
	Net	Segment	as a Percent	Continuing	Discontinued
	Sales	Profit	of Net Sales	Operations	Operations	Total
First Quarter 2007
Construction & DIY	$404.3	$58.5	14.5%
Industrial	308.1	45.2	14.7%
Security	325.7	45.6	14.0%

Segment Profit	$1,038.1	149.3	14.4%

Corporate Overhead		(17.4)	-1.7%

Consolidated		$131.9	12.7%	$0.77	$0.02	$0.80

Second Quarter 2007
Construction & DIY	$432.6	$63.3	14.6%
Industrial	302.2	45.9	15.2%
Security	360.9	67.4	18.7%

Segment Profit	$1,095.7	176.6	16.1%

Corporate Overhead		(17.6)	-1.6%

Consolidated		$159.0	14.5%	$0.98	$0.03	$1.01

Third Quarter 2007
Construction & DIY	$437.5	$72.2	16.5%
Industrial	298.1	41.4	13.9%
Security	370.6	68.3	18.4%

Segment Profit	$1,106.2	181.9	16.4%

Corporate Overhead		(12.7)	-1.1%

Consolidated		$169.2	15.3%	$1.05	$0.03	$1.09

Fourth Quarter 2007
Construction & DIY	$440.7	$60.1	13.6%
Industrial	337.4	50.2	14.9%
Security	364.7	59.5	16.3%

Segment Profit	$1,142.8	169.8	14.9%

Corporate Overhead		(14.5)	-1.3%

Consolidated		$155.3	13.6%	$1.07	$0.04	$1.11

Full Year 2007
Construction & DIY	$1,715.1	$254.1	14.8%
Industrial	1,245.8	182.7	14.7%
Security	1,421.9	240.8	16.9%

Segment Profit	$4,382.8	677.6	15.4%

Corporate Overhead		(62.2)	-1.4%

Consolidated		$615.4	14.0%	$3.88	$0.13	$4.00

First Quarter 2008
Construction & DIY	$405.8	$47.0	11.6%
Industrial	332.7	48.7	14.6%
Security	335.2	52.9	15.8%

Segment Profit	$1,073.7	148.6	13.8%

Corporate Overhead		(17.7)	-1.6%

Consolidated		$130.9	12.2%	$0.81	$0.03	$0.85